Exhibit 99.1

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

In re:	Chapter 11

AEROCENTURY CORP., et al.,[1]	Case No. 21-10636 (JTD)

Debtors.	(Jointly Administered)

Re: Docket No. 296

NOTICE OF (I) ENTRY OF CONFIRMATION ORDER,
(II) OCCURRENCE OF EFFECTIVE DATE, AND (III) RELATED BAR DATES

TO: ALL PARTIES IN INTEREST

PLEASE TAKE NOTICE THAT:

Confirmation of Plan. On August 31, 2021, the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) entered its Findings of Fact, Conclusions of Law and Order Approving and Confirming the Combined Disclosure Statement and Joint Chapter 11 Plan of AeroCentury Corp., and its Affiliated Debtors [Docket No. 296] (the “Confirmation Order”). Unless otherwise defined herein, capitalized terms used in this Notice shall have the meanings ascribed to such terms in the Combined Disclosure Statement and Joint Chapter 11 Plan of Liquidation of the AeroCentury Corp., and its Affiliated Debtors [Docket No. 296-1] (the “Plan”).2 Copies of the Confirmation Order and the Plan may be obtained by accessing http://www.kccllc.net/aerocentury.

Effective Date. The Effective Date of the Plan occurred on September 30, 2021. Each of the conditions precedent to consummation of the Plan enumerated in Section 13.1 of the Plan have been satisfied and/or waived as provided in Section 13.3 of the Plan.

Distribution Record Date. The date for determining the Holders of Class 7 Interests entitled to receive Distributions pursuant to the Plan shall be September 30, 2021.

Release, Exculpation, and Injunction. Pursuant to the Confirmation Order, the release, injunction, and exculpation provisions in Article XIV of the Plan are now in full force and effect.

[1]	The Debtors in these chapter 11 cases, along with the last four digits of their federal employer identification number, are: AeroCentury Corp. (3974); JetFleet Holding Corp. (5342); and JetFleet Management Corp. (0929). The Debtors’ mailing address is 1440 Chapin Avenue, Suite 310, Burlingame, CA 94010.

[2]	Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Plan and the Confirmation Order, as applicable.

Bar Date for Administrative Claims. In accordance with Section 6.1 of the Plan, unless required to be filed by an earlier date by another order of this Court, any Holder of an Administrative Claim that arose after the Petition Date, but prior to the Effective Date, other than a Professional Fee Claim or a claim for U.S. Trustee Fees, must file with this Court and serve on (i) the Reorganized Debtors and their counsel, (ii) the U.S. Trustee, and (iii) all parties requesting notice pursuant to Bankruptcy Rule 2002, a request for payment of such Administrative Claim so as to be received by 5:00 p.m. (ET) on November 1, 2021 (the “Administrative Claims Bar Date”). Such request must include at a minimum: (i) the name of the Debtor(s) that are purported to be liable for the Administrative Claim; (ii) the name of the Holder of the Administrative Claim; (iii) the amount of the Administrative Claim; (iv) the basis of the Administrative Claim; and (v) all supporting documentation for the Administrative Claim. Any Administrative Claim that is not timely filed as set forth above will be forever barred, and holders of such Administrative Claims will not be able to assert such Claims in any manner against the Reorganized Debtors, the Debtors, their Estates, or their respective successors or assigns or their respective property.

Bar Date for Professional Fee Claims. In accordance with the Section 6.1 of the Plan, Professionals asserting Professional Fee Claims for services rendered by Professionals in connection with the Chapter 11 Cases from the Petition Date through and including the Effective Date must File an application for allowance and payment of such Professional Fee Claim no later than November 1, 2021 (the “Professional Fee Claims Bar Date”). Objections to any applications of Retained Professionals must be filed by no later than twenty-one (21) days after service of the applicable final application for allowance and payment of Professional Fee Claims.

Bar Date for Rejection Damages. Pursuant to sections 365 and 1123(b)(2) of the Bankruptcy Code, upon the occurrence of the Effective Date, Section XII(a) of the Plan provides for the assumption, assumption and assignment, or rejection of certain Executory Contracts. On the Effective Date, except as otherwise provided in the Plan or the Confirmation Order, each of the Executory Contracts not previously assumed, or assumed and assigned as applicable in accordance with the Plan or rejected pursuant to an order of the Bankruptcy Court will be deemed assumed as of the Effective Date pursuant to sections 365 and 1123 of the Bankruptcy Code except any Executory Contract (1) identified in the Plan Supplement as an Executory contract to be rejected, (2) that is the subject of a separate motion or notice to reject pending as of the Effective Date, or (3) that previously expired or terminated pursuant to its own terms (disregarding any terms the effect of which is invalidated by the Bankruptcy Code). Any and all Claims arising from the rejection of Executory Contracts under the Plan (the “Rejection Damage Claims”) must be filed and served on the Reorganized Debtors no later than November 1, 2021 (the “Rejection Claims Bar Date”), provided, that the foregoing deadline shall apply only to Executory Contracts that are rejected automatically by operation of Article XII of the Plan. Holders of Rejection Damage Claims that are required to File and serve a request for such payment of Rejection Damage Claims that do not file and serve such a request by the Rejection Claims Bar Date shall be forever barred, estopped, and enjoined from asserting such Rejection Damage Claims against the Debtors, the Reorganized Debtors, or their respective property. Subject to further order of the Bankruptcy Court, any requests for payment of Rejection Damage Claims that are not properly Filed and served by the Rejection Claims Bar Date shall not appear on the Claims Register and shall be disallowed automatically without the need for further action by the Debtors or the Reorganized Debtors, or further order of the Bankruptcy Court.

Dated:	October 1, 2021
	Wilmington, Delaware		/s/ Joseph M. Mulvihill
Joseph M. Barry (No. 4221)
Ryan M. Bartley (No. 4985)
Joseph M. Mulvihill (No. 6061)
S. Alexander Faris (No. 6278)
Young Conaway Stargatt & Taylor, LLP
1000 N. King Street
Rodney Square
Wilmington, Delaware 19801
Telephone: (302) 571-6600
Facsimile: (302) 571-1253
		E-mails:	jbarry@ycst.com
rbartley@ycst.com
jmulvihill@ycst.com
afaris@ycst.com

-and-

Lorenzo Marinuzzi (admitted pro hac vice)
Raff Ferraioli (admitted pro hac vice)
MORRISON & FOERSTER LLP
250 West 55th Street
New York, NY 10019-9601
Telephone: (212) 468-8000
Facsimile: (212) 468-7900
		E-mails:	lmarinuzzi@mofo.com
rferraioli@mofo.com

Counsel to the Reorganized Debtors

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